Exhibit 107
Calculation of Filing Fee Tables

Schedule 14A
(Form Type)

Olo Inc.
(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to be Paid	$1,967,044,887.72(1)	0.0001531	$301,154.58(2)

Fees Previously Paid	$0		$0
Total Transaction Valuation	$1,967,044,887.72
Total Fees Due for Filing			$301,154.58
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$301,154.58

(1)
Aggregate number of securities to which transaction applies: As of July 15, 2025, the maximum number of securities of Olo Inc. (the “Company”) to which this transaction applies is estimated to be 197,709,901, which consists of (a) 120,466,495 shares of shares of the Company’s Class A common stock, par value $0.001 per share, and 48,653,295 shares of the Company’s Class B common stock, par value $0.001 per share (collectively, the “common stock”), which may be entitled to receive the per share merger consideration of $10.25 (the “Aggregate Per Share Merger Consideration”), (b) 16,771,115 shares of common stock underlying outstanding vested and in-the-money Company stock options which may be entitled to receive the excess of the Aggregate Per Share Merger Consideration over the exercise price per stock option, (c) 7,509,606 shares of common stock underlying outstanding restricted stock units whose vesting is conditioned solely on service-based vesting conditions (“RSUs”) which may be entitled to receive the Aggregate Per Share Merger Consideration, and (d) 4,309,390 shares of common stock underlying outstanding restricted stock units granted whose vesting is conditioned in full or in part based on achievement of performance-based goals or metrics (“PSUs”) which may be entitled to receive the Aggregate Per Share Merger Consideration.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of July 15, 2025, the underlying value of the transaction was calculated based on the sum (a) the product of 169,119,790 shares of common stock and the Aggregate Per Share Merger Consideration of $10.25; (b) the product of 16,771,115 shares of common stock underlying outstanding stock options multiplied by the excess, if any, of the Aggregate Per Share Merger Consideration of $10.25 over the per share exercise price of the vested underlying stock option; (c) the product of 7,509,606 shares of common stock underlying RSUs and the Aggregate Per Share Merger Consideration of $10.25 and (d) the product of 4,309,390 shares of common stock underlying outstanding PSUs and the Aggregate Per Share Merger Consideration of $10.25. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00015310.